UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 20, 2007

NBO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

STATE OF MARYLAND (State or other jurisdiction of incorporation)	033037 (Commission File Number)	55-0795927 (IRS Employer Identification No.)
3676 West California Avenue, Building D Salt Lake City, Utah 84104 (Address of principal executive offices) Registrant’s telephone number, including area code (801) 887-7000

ITEM 3.02.	Unregistered Sales of Equity Securities.

On July 20, 2007, we issued shares of Series B Preferred Stock and shares of Common Stock to certain debt holders of the Company who agreed to convert their debt into our Series B Preferred Stock and Common Stock at a price of $20.00 of debt converted for one share of Series B Preferred Stock and 2.75 shares of Common Stock for each $1.00 of debt converted:

Debt Holder	Amount of Debt Converted into Stock	Shares of Series B Preferred Stock	Shares of Common Stock
Kenneth Marinai	$6,168,198	308,409	16,962,544
Christian Rutishauser	$1,564,589	78,229	4,302,619
Mario Marinai	$1,271,407	63,570	3,496,368
Dalma Marinai	$1,271,407	63,570	3,496,368
Robert Marinai	$114,303	5,715	314,333
Keith A. Guevara, CEO	$403,018	20,150	1,108,299
TOTAL	$10,792,922	539,643	29,680,531

In addition we issued 2,813 shares of Series B Preferred Stock to Richard Matthews for $16.00 per share for proceeds of $45,008.

We did not pay commissions or discounts to any person in connection with the issuance of these securities.

We issued these securities pursuant to the nonpublic offering exemption from registration under the Securities Act of 1933, as amended (“1933 Act”), set forth in section 4(2) of the 1933 Act. Each of the investors was a current shareholder of our Common Stock at the time the securities were issued. Each of the investors is an accredited investor. We negotiated the sale of the securities with each investor in individual meetings. We did not engage in any public solicitation. We disclosed to the investors that we relied on the nonpublic offering exemption in Section 4(2) of the 1933 Act, that the securities are subject to a restrictive legend, that the securities must be purchased for investment and not with a view for distribution, and that the securities may not be transferred without registering the shares or satisfying an exemption from registration as evidenced by an opinion of counsel acceptable to us. The investors agreed to these restrictive terms.

The Series B Preferred Stock may be converted into shares of Common Stock at any time at a price equal to the lower of (i) $1.00 per share of Common Stock (i.e., 20 shares of Common Stock per one share of Series B Preferred Stock), and (ii) the fair value of a share of Common Stock at the time of conversion. We have incorporated by reference as Exhibit 3(i) to this Form 8-K a copy of the Articles of Amendment to the Articles of Incorporation that set forth the complete terms of the Series B Preferred Stock.

ITEM 5.01.	Changes in Control of Registrant.

Prior to July 20, 2007, the Company had 18,669,916 shares of Common Stock issued and outstanding. The largest Common Shareholder was the Company’s CEO & President, Keith A. Guevara, who owned 2,655,677 shares of Common Stock representing approximately 14.2% of the total Common Shares issued and outstanding. No other shareholder owned more than five (5%) percent of the Company’s issued and outstanding Common Stock. The six debt holders who are also shareholders of the Company owned a total of 4,128,980 shares of Common Stock, representing a total of approximately 22.1% of the total issued and outstanding Common Stock. We believe these shareholders are now in effective control of the Company.

Item 3.02 describes the transactions resulting in the change in control. Subsequent to the issuance of securities described in Item 3.02 above, the following six shareholders hold the beneficial ownership of our voting securities shown in this table:

Shareholder	Voting Shares of Series B Preferred Stock	Shares of Common Stock after Debt Conversion	Maximum allowable common shares upon conversion of convertible securities	Beneficial ownership of voting shares (Common and Series B Preferred)	Percent Beneficial Ownership
Kenneth Marinai	308,409	17,679,195	1,649,553	19,637,157	38.85%
Christian Rutishauser	78,229	4,971,771	1,649,553	6,699,553	13.26%
Mario Marinai	63,570	3,558,868	1,649,553	5,271,991	10.43%
Dalma Marinai	63,570	3,496,368	1,649,553	5,209,491	10.31%
Robert Marinai	5,715	339,333	1,649,553	1,994,601	3.95%
Keith A. Guevara, CEO	20,150	3,763,976	1,649,553	5,433,679	10.75%

We believe this increase in the ownership percentage of voting securities constitutes a de facto change in control of the Company. Although we are aware of no agreement among these shareholders to vote their shares in any particular way, we believe the commonalities they share as holders of both Common Stock and Series B Preferred Stock will likely lead these shareholders to vote in a similar manner.

ITEM 5.03.	Amendments to Articles of Incorporation or Bylaws.

On July 13, 2007, we submitted Articles of Amendment of Articles of Incorporation (“Amendment”) to the State of Maryland for the creation of the Series B Preferred Stock of the Company. On July 20, 2007, we received notice that the Amendment had been filed effective as of July 13, 2007. The Amendment created 800,000 shares of the authorized and unissued Preferred Stock of the Corporation designated Series B Preferred Stock. The Series B Preferred Stock, par value $1.00 per share, bears a cumulative dividend of $2.00 per annum, payable if and when declared by the board of directors. Each share is entitled to a liquidation preference of $20.00 per share, plus accumulated and unpaid dividends. The Series B Preferred Stock may be redeemed by either the Company or by the holder of shares. The Series B Preferred Stock may be converted into shares of Common Stock at a price equal to the lower of (i) $1.00 per share of Common Stock (i.e., 20 shares of Common Stock per one share of Series B Preferred Stock), and (ii) the fair value of a share of Common Stock at the time of conversion.

ITEM 9.01.	Financial Statements and Exhibits.

Exhibit 3(i)	Articles of Amendment of Articles of Incorporation, filed with the State of Maryland effective as of July 13, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 31, 2007	NBO SYSTEMS, INC., a Maryland Corporation By: /s/ Keith A. Guevara________________ Keith A. Guevara President & Chief Executive Officer